Exhibit 99.3

Bright Health Group Names Leading Healthcare Expert to Board

Matthew Manders to Join as Independent Director

MINNEAPOLIS, March 1, 2022 (BUSINESSWIRE) – Bright Health Group, Inc. ("Bright Health") (NYSE: BHG), the first technology-enabled, Fully Aligned system of care built for healthcare's consumer retail market, today announced that leading healthcare expert Matt Manders will join the company’s Board as an independent director, effective March 1.

Manders brings a wealth of diverse healthcare experience, focus on operational excellence, and expertise in consumer-driven healthcare. Most recently, he served as president of Cigna Corporation’s Government and Solutions organization, part of a 30-plus-year career with the company. In this role, Manders led and managed Cigna's U.S. Government business segment, including all Medicare, Individual, and Medicaid product offerings as well as digital, analytics, service, and clinical functions.

“Matt is a highly accomplished, world-class leader who has served a critical role in delivering healthcare solutions directly to consumers and appreciates the power of aligning the financing and delivery of care,” said Mike Mikan, President and CEO, Bright Health Group. “We are excited to have Matt’s expertise on our Board as we focus on operational excellence and seek to bring our innovative model of accessible and affordable healthcare to millions of people across the country.”

With the appointment of Manders, Bright Health Group’s Board consists of 12 directors, 10 of whom are independent.

“Throughout my career, I have seen the impact and the value that can be delivered by designing affordable and simple solutions that meet the needs of the consumer,” said Matt Manders. “Bright Health has created a model that places consumers at the center, encouraging the most critical relationship in healthcare, the one with their primary care provider.”

About Bright Health Group

Bright Health Group is the first technology-enabled, Fully Aligned system of care built for healthcare's consumer retail market. Our differentiated approach aligns care delivery with the financing of care to drive better outcomes, lower costs, and enhance the consumer experience. We have two market-facing businesses: NeueHealth and Bright HealthCare. NeueHealth provides care delivery and value-based enablement services to over 400,000 value-based patients through our owned and affiliated clinics. Bright HealthCare offers Commercial and Medicare health plan products to over one million consumers across the nation. We believe everyone should have access to personal, affordable, and high-quality healthcare. Our mission is to Make healthcare right. Together. For more information, visit www.brighthealthgroup.com.

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Investor
Stephen Hagan
IR@brighthealthgroup.com

Media
Kris Patrow
Kris.Patrow@padillaco.com